Exhibit 10.2

SECOND AMENDMENT AGREEMENT

SECOND AMENDMENT AGREEMENT (this “Agreement”) dated as of December 21, 2005 by and between Memry Corporation (the “Borrower”), a Delaware corporation, and Webster Business Credit Corporation (the “Lender”), amending a certain Credit and Security Agreement dated as of November 9, 2004 by and between the Borrower and the Lender as amended by that certain First Amendment Agreement dated as of November 9, 2005 (as amended and in effect from time to time, the “Credit Agreement”).

W I T N E S S E T H

WHEREAS, pursuant to the terms of the Credit Agreement, the Lender has made and continues to make revolving loans to the Borrower; and

WHEREAS, the Borrower have requested, among other things, that the Lender amend certain terms of the Credit Agreement; and

WHEREAS, the Lender is willing to, among other things, amend certain terms and conditions of the Credit Agreement, all on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

§1. Definitions. Capitalized terms used herein without definition that are defined in the Credit Agreement (as amended hereby) shall have the same meanings herein as therein.

§2. Ratification of Existing Agreements. All of the Borrower’s obligations and liabilities to the Lender as evidenced by or otherwise arising under the Credit Agreement, the Notes and the Other Documents, except as otherwise expressly modified in this Agreement upon the terms set forth herein, are, by the Borrower’s execution of this Agreement, ratified and confirmed in all respects. In addition, by the Borrower’s execution of this Agreement, the Borrower represents and warrants that no counterclaim, right of set-off or defense of any kind exists or is outstanding with respect to such obligations and liabilities.

§3. Representations and Warranties. All of the representations and warranties made by the Borrower in the Credit Agreement, the Notes and the Other Documents are true and correct on the date hereof as if made on and as of the date hereof, except (i) to the extent that any of such representations and warranties relate by their terms to a prior date, (ii) for matters previously disclosed to the Lender in writing or in form 10-k, 10-Q or 8-k filed with the Securities and Exchange Commission, and (iii) for deviations not, in the aggregate, having or reasonably likely to have a material adverse effect on the Borrower and its assets.

§4. Conditions Precedent. Except as set forth below, the effectiveness of the amendments contemplated hereby shall be subject to the satisfaction on or before the date hereof of each of the following conditions precedent (which conditions the Lender acknowledges have been satisfied on the date hereof):

(a) Representations and Warranties. All of the representations and warranties made by the Borrower herein, whether directly or incorporated by reference, shall be true and correct on the date hereof, except as provided in §3 hereof.

(b) Performance: No Event of Default. The Borrower shall have performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by them prior to or at the time hereof, and there shall exist no Event of Default or condition which, with either or both the giving of notice of the lapse of time, would result in an Event of Default upon the execution and delivery of this Agreement.

(c) Corporate Action. All requisite corporate action necessary for the valid execution, delivery and performance by the Borrower of this Agreement and all other instruments and documents delivered by the Borrower in connection therewith shall have been duly and effectively taken.

(d) Delivery. Except as set forth below, the parties hereto shall have executed and delivered (i) this Agreement, (ii) that certain Second Capital Expenditure Loan Note dated as of even date herewith in the original principal amount of $1,000,000, and (iii) such further instruments and taken such further action as the Lender may have reasonably requested, in each case further to effect the purposes of this Agreement, the Credit Agreement and the Other Documents.

(e) Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in substance and form to the Lender, and the Lender shall have received all information and such counterpart originals or certified or other copies of such documents as it may request.

(f) Fees and Expenses. The Borrower shall have paid to the Lender all fees and expenses incurred by the Lender (including attorney’s fees and expenses) in connection with this Amendment, the Credit Agreement and the Other Documents on or prior to the date hereof.

§5. Amendments to the Credit Agreement.

5.1. A new paragraph (e) is hereby added to Section 2.1 of the Credit Agreement to follow Section 2.1(d) to read as follows:

“(e) Subject to the terms and conditions of this Agreement, Lender will make available to Borrowers the Second Capital Expenditure Loan commencing on November 9, 2005 through the Second Capital Expenditure Loan Conversion Date (the “Second Capital Expenditure Loan Period”), until terminated as provided below, in principal amounts not exceeding in the aggregate at any one time outstanding the Capital Expenditure Loan Borrowing Base, it being agreed and understood that at no time shall the maximum aggregate principal amount of the Second Capital Expenditure Loans made by Lender exceed the Capital Expenditure Loan Borrowing Base. The Second Capital Expenditure Loans shall be evidenced by a secured promissory note issued to Lender (the “Second Capital Expenditure Loan Note”), in substantially the form attached hereto as Exhibit 2.1(e). The Second Capital Expenditure Loan shall be subject to mandatory prepayment as provided in Section 2.10. The Second Capital Expenditure Loan may be voluntarily prepaid, in whole or in part, at any time or from time to time, without premium or penalty subject to Section 2.2(e) and the payment, as appropriate, of any Early Termination Fee then due if such prepayment is made in connection with a termination of this Agreement; provided, however, that: (i) Lender receives at least five (5) Business Days advance written notice of any intended prepayment; (ii) any partial prepayments shall be made (A) only on a date prescribed above for the payment of principal installments of the Second Capital Expenditure Loans and (B) only in an amount equal to the principal installment amount for the Second Capital Expenditure Loan prescribed hereinabove (or integral multiples thereof); (iii) any partial prepayments shall be applied to the principal installments of the Second Capital Expenditure Loan then remaining to be repaid in the reverse order of their respective maturities; and (iv) any full prepayments of the principal balance of the Second Capital Expenditure Loan shall be accompanied by the payment of accrued interest thereon through the date of prepayment.”

5.2. A new clause (iv) and (v) are added to Section 2.2 of the Credit Agreement to follow clause (a)(iii) to read as follows:

“(iv) Borrowing Representative, on behalf of any Borrowers, may request borrowings (but in any event, no more than four times during the Second Capital Expenditure Loan Period) and repay BUT NOT REBORROW Second Capital Expenditure Loans. To be eligible to obtain a Second Capital Expenditure Loan, Borrower must submit to Lender at least three (3) Business Days prior to the date on which Borrower requests Lender to make such Second Capital Expenditure Loan, enforceable at the sole option of Lender: (a) copies of invoices which reflect the actual cost of the Eligible Equipment being purchased with the proceeds of such Second Capital Expenditure Loan, including, if any, installation and other services and costs associated therewith; (b) evidence satisfactory to Lender that upon payment of the purchase price therefor, the Eligible Equipment shall be in the Borrower’s physical possession and that (1) the Borrower has acquired good title to such Eligible Equipment, and (2) such Eligible Equipment is not subject to any pledge, lien, lease, encumbrance or charge of any kind whatsoever, other than in favor of Lender. Whenever Borrower desires an advance, Borrower shall notify Lender (which notice shall be irrevocable) by telecopy or telephone of the proposed borrowing. Such notice (each, a “Notice of Second Capital Expenditure Loan Borrowing”) shall specify (i) the proposed funding date of such Second Capital Expenditure Loan requested, (ii) the principal amount of the Second Capital Expenditure Loan requested, (iii) the Interest Period for such Second Capital Expenditure Loan (if applicable), and (iv) the Type of such Second Capital Expenditure Loan. Each Notice of Second Capital Expenditure Loan Borrowing must be received by Lender (a) no later than 11:00 a.m. on the Business Day of the proposed funding of any Domestic Rate Loan and (b) not less than three (3) Business Days prior to the proposed funding date of any Eurodollar Rate Loan.

(v) Notwithstanding anything to the contrary contained herein, so long as Borrowers are in compliance with all of the terms and conditions of this Agreement and no Default or Event of Default shall have occurred and be continuing, on the Second Capital Expenditure Loan Conversion Date the then outstanding principal balance of the Second Capital Expenditure Loans shall convert into term indebtedness, continuing to bear interest at a rate determined in accordance with Section 3.1 hereof, and be payable in substantially equal, consecutive monthly payments of principal in accordance with an eighty-four (84) month amortization schedule, due and payable beginning on December 9, 2006, and continuing on the same day of each succeeding calendar month, with the entire remaining principal balance thereof being due and payable, in a balloon payment upon expiration of the Term. On and after the Second Capital Expenditure Loan Conversion Date, Borrower shall have no ability to request, and Lender shall have no obligation to make, any further Second Capital Expenditure Loans.”

5.3. Section 2.6 of the Credit Agreement is hereby amended and restated to read as follows:

“2.6. Repayment of Overadvances. The aggregate balance of Advances (other than the Term Loans, the Capital Expenditure Loan and the Second Capital Expenditure Loan) outstanding at any time in excess of the maximum amount of Advances (other than the Term Loans, the Capital Expenditure Loan and the Second Capital Expenditure Loan) permitted to be hereunder, i.e, any “overadvances,” shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.”

5.4. Section 2.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) When any Borrower sells or otherwise disposes of any Collateral other than Inventory in the ordinary course of business, or when any Borrower suffers an insured loss in respect of any Collateral, then, except as otherwise provided in Section 4.11, Borrowers shall repay the Advances in an amount equal to the net proceeds derived from such sale or other disposition or received as any loss recovery from insurance, i.e., gross proceeds thereof less any reasonable costs incurred by such Borrower in connection with the receipt of such proceeds, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Lender. The foregoing shall not be deemed to be an implied consent to any such sale or disposition otherwise prohibited by the terms and conditions hereof. Such proceeds shall be applied, if derived from other than the sale of Inventory or Receivables, first to Term Loan B, in the reverse order of the respective installment maturities thereof (beginning with the last payment) until Term Loan B is paid in full, then to Term Loan A, in the reverse order of the respective installment maturities thereof (beginning with the last payment) until Term Loan A is paid in full, then to the Capital Expenditure Loan (if converted into term indebtedness as provided for herein), in the inverse order of the respective installment maturities thereof (beginning with the last payment) until the Capital Expenditure Loan is paid in full, then to the Second Capital Expenditure Loan (if converted into term indebtedness as provided herein), in the inverse order of the respective installment maturities thereof (beginning with the last payment) until the Second Capital Expenditure Loan is paid in full, but otherwise all such proceeds shall be applied to Revolving Advances without reduction, however, in Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.”

5.5. Section 2.10(b) of the Credit Agreement is hereby amended by deleting the phrase “or the Capital Expenditure Loan” and substituting “, the Capital Expenditure Loan or the Second Capital Expenditure Loan” therefor.

5.6. Section 2.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“2.11 Use of Proceeds. Borrowers shall apply the proceeds of (i) any Revolving Advances, the Term Loans and the Capital Expenditure Loan made on the Closing Date to retire the Existing Loans and to pay closing costs and expenses associated with this transaction, (ii) the Term Loans to acquire substantially all of the assets of Putnam Plastics, Inc. pursuant to the Putnam Acquisition Agreement and related costs and expenses, (iii) Revolving Advances made on and after the Closing Date to provide for their respective working capital needs, (iv) Capital Expenditure Loans to acquire Eligible Equipment, and (v) Second Capital Expenditure Loans to acquire Eligible Equipment.

5.7. Section 3.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“3.1 Interest. Interest on Advances shall be payable to Lender in arrears on the first day of each month, commencing on the first day of the calendar month immediately following the Closing Date with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three (3) months, at the earlier of (a) each three (3) months’ anniversary date of the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month (the “Monthly Advances”) at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, and (ii) with respect to Term Loan A, the applicable Term Loan A Rate, (iii) with respect to Term Loan B, the applicable Term Loan B Rate, (iv) with respect to the Capital Expenditure Loan, the applicable Capital Expenditure Loan Rate, and (v) with respect to the Second Capital Expenditure Loan, the applicable Second Capital Expenditure Loan Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the otherwise applicable Contract Rate plus an additional two (2%) percent per annum (as applicable, the “Default Rate”).”

5.8. Section 14.1 of the Credit Agreement is hereby amended by deleting the phrase “and the Capital Expenditure Loan” and substituting “, the Capital Expenditure Loan and the Second Capital Expenditure Loan” therefore. For the avoidance of doubt, as of the Second Amendment Date, for purposes of Section 14.1, the aggregate amount of the Commitments is $12,900,000.

5.9. A new Exhibit 2.1(e) is hereby added to the Credit Agreement in the form attached hereto as Exhibit A.

5.10. The following definitions appearing in Annex One of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Advances – shall mean and include any loans, advances or other financial accommodations made under, pursuant to or in connection with this Agreement or any Other Document, but including, particularly, the Revolving Advances, any Letters of Credit, the Term Loans, the Capital Expenditure Loan and the Second Capital Expenditure Loan.

Notes – shall mean the Term Loan A Note, the Term Loan B Note, the Capital Expenditure Loan Note, the Second Capital Expenditure Loan Note and any other promissory note at any time evidencing any other portion of the Obligations. “Notes” shall refer, collectively, thereto.

Revolving Advances – shall mean Advances made other than Letters of Credit, the Term Loans, the Capital Expenditure Loan and the Second Capital Expenditure Loan.

Type – As to any Revolving Advances, all or any portion of the Term Loans or all or any portion of the Capital Expenditure Loan and the Second Capital Expenditure Loan, its nature as a Domestic Rate Loan or a Eurodollar Rate Loan.”

5.11. The following new definitions are each hereby added to Annex One of the Credit Agreement to appear in their proper alphabetical order, to read as follows:

“Notice of Second Capital Expenditure Loan Borrowing – see Section 2.2(a)(iv).

Second Amendment Date – shall mean December 20, 2005

Second Capital Expenditure Loan – shall mean the capital expenditure loan, made available to the Borrowers in the principal amount not to exceed One Million Dollars ($1,000,000) by the Lender pursuant to Section 2.1(e).

Second Capital Expenditure Loan Conversion Date – November 9, 2006.

Second Capital Expenditure Loan Note – shall mean the promissory note referred to in Section 2.1(e) evidencing the Indebtedness of the Borrowers to Lender arising from the making of the Second Capital Expenditure Loan.

Second Capital Expenditure Loan Period – See Section 2.1(e).

Second Capital Expenditure Loan Rate – shall mean an interest rate per annum equal to: (i) the sum of the Alternate Base Rate plus one quarter of one percent (.25%), with respect to Domestic Rate Loans, and (ii) the sum of the Eurodollar Rate plus two and three-quarters of one percent (2.75%), with respect to Eurodollar Rate Loans.”

§6. Additional Covenants. Without any prejudice or impairment whatsoever to any of the Lender’s rights and remedies contained in the Credit Agreement and the covenants contained therein, the Notes or in any of the Other Documents, the Borrower additionally covenants and agrees with the Lender as follows:

(a) The Borrower shall comply and continue to comply with all of the terms, covenants and provisions contained in the Credit Agreement, the Notes and the Other Documents, except as such terms, covenants and provisions are expressly modified by this Agreement upon the terms set forth herein, including, without limitation, the delivery and procurement of the mortgage modification agreements, title insurance endorsements within the time periods set forth herein.

(b) The Borrower shall at any time or from time to time execute and deliver such further instruments, and take such further action as the Lender may reasonably request, in each case further to effect the purposes of this Agreement, the Credit Agreement, the Notes and the Other Documents.

The Borrower expressly acknowledges and agrees that any failure by the Borrower to comply with the terms and conditions of this §6 or any other provisions contained in this Agreement shall constitute an Event of Default under the Credit Agreement.

§7. Expenses. The Borrower agrees to pay to the Lender upon demand an amount equal to any and all out-of-pocket costs or expenses (including reasonable legal fees and disbursements) incurred or sustained by the Lender in connection with the preparation of this Agreement.

§8. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

(b) Except as otherwise expressly provided by this Agreement, all of the respective terms, conditions and provisions of the Credit Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Agreement and the Credit Agreement be read and construed as one instrument, and all references in the Loan Documents to the Credit Agreement shall hereafter refer to the Credit Agreement, as amended by this Agreement.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and behalf by its duly authorized officer as of the date first written above.

WEBSTER BUSINESS CREDIT CORPORATION

By:	/s/ Joseph J. Zautra
Its: Vice President

MEMRY CORPORATION

By:	/s/ Robert P. Belcher
Name: Robert P. Belcher Title: Senior Vice President and Chief Financial Officer

The undersigned Guarantor consents to the terms contained herein and further acknowledge and affirm that its Guarantee remains unmodified and in full force and effect:

PUTNAM PLASTICS COMPANY LLC

By:	/s/ James G. Binch
	Name: Title:	James G. Binch President

EXHIBIT A

SECOND CAPITAL EXPENDITURE LOAN NOTE

$1,000,000	December , 2005
New York, New York

FOR VALUE RECEIVED, the undersigned (jointly and severally, individually and collectively, “Borrower”), promises to pay to the order of WEBSTER BUSINESS CREDIT CORPORATION, a New York corporation (“Lender”; Lender, together with any other holder hereof, sometimes referred to herein as the “Holder”), at the office of Lender located at One State Street, New York, New York 10004, or at such other place as Lender may from time to time designate to Borrower in writing, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000), or, if less, the outstanding principal amount of the Second Capital Expenditure Loan, in lawful money of the United States of America, payable in installments in such amounts and at such times as are provided in the Credit Agreement (defined below) and, in any event, on the last day of the Term subject to acceleration upon the occurrence and during the continuance of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof, together with interest on the unpaid principal balance hereof from the date hereof until the payment in full of this Note at the rate specified with respect to the Second Capital Expenditure Loan in the Credit Agreement, payable at the times and in the manner provided in the Credit Agreement.

This Note is the Second Capital Expenditure Loan Note issued to evidence the Second Capital Expenditure Loan made by Lender to Borrower pursuant to the Credit and Security Agreement, dated November 9, 2004 (herein, as it may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”) between Borrower and Lender, to which reference is hereby made for a statement of the terms, conditions and covenants under which the indebtedness evidenced hereby was made and is to be repaid, including, but not limited to, those related to voluntary or mandatory prepayment of the indebtedness represented hereby, to the maturity of the indebtedness represented hereby upon the termination of the Credit Agreement and to the interest rate payable hereunder. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate. Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.

Payment of this Note is secured by the Collateral and Holder is entitled to the benefit of the Credit Agreement and any Other Document at any time delivered in connection with the foregoing to secure or guarantee the Obligations, and is subject to all of the agreements, terms and conditions therein contained.

If an Event of Default under Sections 11.7, 11.8, 11.9 or 11.20 of the Credit Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur and be continuing under the Credit Agreement or any of the Other Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

Borrower hereby waives presentment, demand for payment, protest and notice of protest, notice of dishonor and all other notices in connection with this Note (except for notices expressly provided for in the Credit Agreement or the Other Documents).

WITNESS THE DUE EXECUTION HEREOF BY THE RESPECTIVE DULY AUTHORIZED OFFICER OF THE UNDERSIGNED AS OF THE DATE FIRST ABOVE WRITTEN.

“BORROWER”

MEMRY CORPORATION

By:	/s/ Robert P. Belcher
Robert P. Belcher Its Senior Vice President and Chief Financial Officer

STATE OF CONNECTICUT	)
) ss. Fairfield
COUNTY OF Fairfield	)

On December 21, 2005, before me personally came Robert P. Belcher, to me known, who, being by me duly sworn, did depose and say that he is the Senior Vice President and Chief Financial Officer of each entity described in and which executed the foregoing instrument as “Borrower”; and that he signed his name thereto by order of the board of directors (or other governing body) of said entity.

/s/ Kathleen Ferris
NOTARY PUBLIC

Kathleen Ferris
NOTARY PUBLIC, STATE OF CONNECTICUT
NO. 65478. QUALIFIED IN FAIRFIELD COUNTY
COMMISSION EXPIRES DECEMBER 31, 2007